Exhibit 99.1

Papa John’s Announces Second Quarter 2012 Results

EPS Increased 29.8% on Strong Comparable Sales of 5.7% for North America and 6.1% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 31, 2012--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 24, 2012.

Highlights

  Second quarter earnings per diluted share of $0.61 in 2012, or an increase of 29.8% over earnings per diluted share of $0.47 in 2011
  System-wide comparable sales increased 5.7% for North America and increased 6.1% for international during the quarter
  40 worldwide net unit openings during the quarter
  2012 earnings guidance raised to a range of $2.45 to $2.55; comparable sales guidance raised for both North America (updated guidance range of +2% to +3%) and International (updated guidance range of +4.0% to +5.5%)

“We had an outstanding second quarter as our system continued its strong sales momentum with significant comparable sales increases for our North American and International operations,” said Papa John’s founder, chairman, and chief executive officer, John Schnatter. “We continue to win with consumers, as we recently were recognized with Brand of the Year honors in the Pizza Chain Category of the 2012 Harris Poll EquiTrend Study, and we achieved the highest rating ever by an individual brand in the Limited Service Restaurant Category of the 2012 American Customer Satisfaction Index (ACSI).”

Second quarter 2012 revenues were $318.6 million, an 8.5% increase from second quarter 2011 revenues of $293.5 million. Second quarter 2012 net income was $14.8 million compared to second quarter 2011 net income of $12.1 million. Second quarter 2012 diluted earnings per share were $0.61, compared to second quarter 2011 diluted earnings per share of $0.47.

Revenues were $649.9 million for the six months ended June 24, 2012, a 7.2% increase from revenues of $606.0 million for the same period in 2011. Net income was $31.5 million ($33.8 million excluding the $2.3 million Incentive Contribution discussed later in this press release) for the six months ended June 24, 2012, compared to net income of $28.6 million for the same period in 2011. Diluted earnings per share were $1.30 ($1.39 excluding the Incentive Contribution) for the six months ended June 24, 2012, compared to $1.11 in the prior year.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011

Global restaurant sales growth (a)	9.8%	5.6%	7.9%	8.3%

Global restaurant sales growth, excluding the impact of foreign currency (a)	10.4%	4.8%	8.3%	7.8%

Comparable sales growth (b)
Domestic company-owned restaurants	7.4%	2.1%	5.1%	4.4%
North America franchised restaurants	5.1%	(0.1%)	2.7%	2.9%
System-wide North America restaurants	5.7%	0.4%	3.3%	3.3%

System-wide international restaurants	6.1%	4.8%	7.2%	5.2%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

Revenues

Consolidated revenues increased $25.0 million, or 8.5%, for the second quarter of 2012 and increased $43.9 million, or 7.2%, for the six months ended June 24, 2012. The increases in revenues were due to the following:

  Domestic company-owned restaurant sales increased $15.9 million, or 12.4%, and $21.0 million, or 7.9%, for the three and six months ended June 24, 2012, respectively, due to increases in comparable sales of 7.4% and 5.1% and the net acquisition of 50 restaurants in Denver and Minneapolis from a franchisee in the second quarter of 2012.
  North America franchise royalty revenue increased approximately $1.0 million, or 5.5%, and $1.8 million, or 4.7%, for the three and six months ended June 24, 2012, respectively, primarily due to increases in comparable sales of 5.1% and 2.7% and increases in net franchise units over the prior year.
  Domestic commissary sales increased $5.6 million, or 4.6%, and $15.5 million, or 6.2%, for the three and six months ended June 24, 2012, respectively, primarily due to an increase in the volume of restaurant sales.
  International revenues increased $3.1 million, or 21.8%, and increased $7.2 million, or 26.7%, for the three and six months ended June 24, 2012, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 6.1% and 7.2%, calculated on a constant dollar basis.

Operating Highlights

All comparisons are versus the same period of the prior year and exclude the Incentive Contribution. See “Marketing Incentive Contribution” below for further information.

Second quarter 2012 income before income taxes was $24.0 million, compared to $19.1 million, or a 25.8% increase. Income before income taxes was $54.8 million for the six months ended June 24, 2012, compared to $45.8 million, or a 19.6% increase.

Income before income taxes is summarized in the following table on a reporting segment basis (in thousands):

	Three Months Ended			Six Months Ended
	June 24,	June 26,	Increase	June 24,	June 26,	Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)

Domestic company-owned restaurants (a)	$9,358	$7,421	$1,937	$21,679	$18,304	$3,375
Domestic commissaries	7,978	4,321	3,657	19,144	13,875	5,269
North America franchising	16,619	16,240	379	34,759	34,249	510
International	320	(250)	570	592	(1,066)	1,658
All others	471	(298)	769	866	(676)	1,542
Unallocated corporate expenses (b)	(10,025)	(8,517)	(1,508)	(25,191)	(18,286)	(6,905)
Elimination of intersegment losses (profits)	(481)	150	(631)	(471)	(553)	82
Income before income taxes	24,240	19,067	5,173	51,378	45,847	5,531
Incentive Contribution (income) expense	(250)	-	(250)	3,471	-	3,471
Income before income taxes, excluding Incentive Contribution	$23,990	$19,067	$4,923	$54,849	$45,847	$9,002

(a) The six months ended June 24, 2012 includes the benefit of a $1.0 million advertising credit from the Papa John’s Marketing Fund related to the Incentive Contribution.
(b) Includes the impact of the Incentive Contribution in 2012 ($250,000 increase for the three-month period and a $4.5 million reduction for the six-month period).

The increase in income before income taxes for the three months ended June 24, 2012, of $4.9 million is primarily due to the following:

  Domestic company-owned restaurants operating income improved approximately $1.9 million primarily due to comparable sales increases as well as favorable commodity costs.
  Domestic commissaries income improved approximately $3.7 million primarily due to the increase in net units and comparable sales.
  North America Franchising and International improved due to the increase in net units and strong comparable sales results.
  These increases were slightly offset by higher unallocated corporate expenses of $1.5 million primarily due to an increase in short-term management incentive costs.

The increase in income before income taxes for the six months ended June 24, 2012, of $9.0 million is primarily due to the same reasons noted above.

The effective tax rates were 34.2% and 33.8% for the three and six months ended June 24, 2012, representing increases of 2.7% and 0.6% from the prior year rates. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues. Second quarter 2011 included a significant tax refund associated with the resolution of prior years’ tax matters.

The company’s free cash flow for the first six months of 2012 and 2011 was as follows (in thousands):

	June 24,	June 26,
	2012	2011

Net cash provided by operating activities	$65,162	$52,925
Purchase of property and equipment	(15,046)	(12,422)
Free cash flow *	$50,116	$40,503

*The increase in free cash flow is due to higher operating income and favorable changes in working capital.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by accounting principles generally accepted in the United States (“GAAP”) and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and six-month periods ended June 24, 2012.

Global Restaurant Unit Data

At June 24, 2012, there were 3,973 Papa John’s restaurants operating in all 50 states and in 33 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 25, 2012	597	2,498	3,095	838	3,933
Opened	-	35	35	32	67
Closed	(2)	(10)	(12)	(15)	(27)
Acquired	56	8	64	-	64
Divested	(8)	(56)	(64)	-	(64)
Ending - June 24, 2012	643	2,475	3,118	855	3,973

Year-to-date
Beginning - December 25, 2011	598	2,463	3,061	822	3,883
Opened	-	82	82	55	137
Closed	(3)	(22)	(25)	(22)	(47)
Acquired	56	8	64	-	64
Divested	(8)	(56)	(64)	-	(64)
Ending - June 24, 2012	643	2,475	3,118	855	3,973

Restaurants at June 26, 2011	595	2,393	2,988	745	3,733

Restaurant unit growth	48	82	130	110	240

% increase	8.1%	3.4%	4.4%	14.8%	6.4%

Our development pipeline as of June 24, 2012 included approximately 1,500 restaurants (300 units in North America and 1,200 units internationally), the majority of which are scheduled to open over the next six years.

Acquisitions

As previously announced, effective April 23, 2012, we acquired 56 franchised Papa John’s restaurants in the Denver and Minneapolis markets, six of which were subsequently refranchised. The purchase price, which was paid in cash, was $5.2 million net of $700,000 divestiture proceeds from the six restaurants sold. We do not expect the acquisition to have a material impact on our 2012 operating results.

Marketing Incentive Contribution

As previously announced, in connection with a new multi-year supplier agreement, the company received a $5.0 million supplier marketing payment in the first quarter of 2012. The company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement ($250,000 per quarter). The company then contributed the supplier marketing payment to the Papa John’s Marketing Fund (“PJMF”), an unconsolidated, non-profit corporation, for the benefit of domestic restaurants. The company’s contribution to PJMF was fully expensed in the first quarter of 2012.

PJMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion of the adverting credits resulted in an increase in income before income taxes of approximately $1.0 million in the first quarter.

The overall impact of these transactions, defined as the “Incentive Contribution,” increased income before income taxes $250,000 in the second quarter of 2012 and reduced income before income taxes by approximately $3.5 million for the six-month period, as outlined in the table below. The impact for full-year 2012 will be a reduction to income before income taxes of approximately $3.0 million (diluted earnings per share reduction of $0.08). The following table reconciles our GAAP financial results to the adjusted financial results, excluding the impact of the Incentive Contribution, for the three and six months ended June 24, 2012:

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
(In thousands, except per share amounts)	2012	2011	2012	2011

Income before income taxes, as reported	$24,240	$19,067	$51,378	$45,847
Incentive Contribution	(250)	-	3,471	-
Income before income taxes, excluding Incentive Contribution	$23,990	$19,067	$54,849	$45,847

Net income, as reported	$14,769	$12,124	$31,513	$28,551
Incentive Contribution	(164)	-	2,275	-
Net income, excluding Incentive Contribution	$14,605	$12,124	$33,788	$28,551

Earnings per diluted share, as reported	$0.61	$0.47	$1.30	$1.11
Incentive Contribution	-	-	0.09	-
Earnings per diluted share, excluding Incentive Contribution	$0.61	$0.47	$1.39	$1.11

The non-GAAP measures shown above, which exclude the Incentive Contribution, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes presenting the financial information excluding the impact of the Incentive Contribution is important for purposes of comparison to prior year results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the Incentive Contribution.

Share Repurchase Activity

The company repurchased 585,000 shares of its common stock for $24.9 million during the three months ended June 24, 2012 and repurchased 957,000 shares for $38.7 million during the six months ended June 24, 2012. Subsequent to quarter-end through July 26, 2012, the company repurchased 287,000 shares for $13.6 million.

On July 26, 2012, the company’s Board of Directors approved an increase of $50 million in the amount of the Company’s common stock that may be purchased under the Company’s share repurchase program through June 30, 2013, bringing the total authorized under the program to $975 million since its inception in 1999. Approximately $69.2 million currently remains available under the company’s share repurchase program, including the amount remaining under the Board’s previously authorized share repurchase program. This includes the authorization to purchase shares in both the open market and private transactions, and pursuant to a 10b5-1 trading plan or otherwise.

There were 24.1 million and 24.3 million diluted weighted average shares outstanding for the three- and six-month periods, representing decreases of 6.1% and 5.6% over the prior year comparable periods. Diluted earnings per share increased $0.03 and $0.07 for the three- and six-month periods, respectively, due to the reductions in shares outstanding, primarily resulting from the share repurchase program. Approximately 23.6 million actual shares of the company’s common stock were outstanding as of June 24, 2012.

2012 Earnings Guidance Update

The company raised its 2012 guidance for diluted earnings per share and North America and International comparable sales based on solid results for the first six months of the year and reaffirmed all other guidance. The update is as follows:

	Updated Guidance	Previous Guidance

Diluted earnings per share (a)	$2.45 to $2.55	$2.40 to $2.50

North America comparable sales	+2.0% to +3.0%	+1.5% to +2.5%

International comparable sales	+4.0% to +5.5%	+2.5% to +4.5%

(a) The 2012 fiscal year will consist of 53 weeks. The impact of the 53rd week of operations is expected to increase earnings per share by approximately $0.08 to $0.10, substantially offsetting the decrease in 2012 from the Incentive Contribution.

The company is changing its policy for providing guidance related to key operating assumptions and earnings. Effective at the end of 2012, the company no longer plans to issue a separate press release in December to announce key operating assumptions and earnings guidance for the following year. Instead, the company now plans to include such guidance with the fourth quarter and full year earnings press release, generally issued in late February. Please visit the “Investor Relations” section of our website for a list of upcoming earnings press release and earnings conference call dates for fiscal 2012 results.

Conference Call

A conference call is scheduled for August 1, 2012 at 10:00 a.m. Eastern Time to review our second quarter 2012 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through August 7, 2012. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 855-859-2056 (U.S. and Canada) or 404-537-3406 (international). The Conference ID is 68145372.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning business performance, revenue, earnings, contingent liabilities, commodity costs, margins, unit growth, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, which could be impacted by challenges securing financing, finding suitable store locations or securing required domestic or foreign government permits and approvals; our ability to successfully integrate the operations of franchised restaurants we acquire; the credit performance of our franchise loan program; adverse macroeconomic or business conditions; general economic and political conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities and fuel, including increases related to drought conditions; increased employee compensation, benefits, insurance and similar costs (including the implementation of federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; credit risk associated with parties to leases of restaurants and commissaries, including those Perfect Pizza locations formerly operated by us, for which we remain contractually liable; risks associated with security breaches, including theft of company and customer information; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets and new store growth for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2011. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic Company-owned restaurant sales	$143,527	$127,641	$287,342	$266,312
Franchise royalties	19,101	18,103	39,619	37,834
Franchise and development fees	206	124	428	309
Domestic commissary sales	126,593	121,027	264,203	248,699
Other sales	11,771	12,370	24,029	25,817
International:
Royalties and franchise and development fees	4,701	4,049	9,187	7,811
Restaurant and commissary sales	12,680	10,220	25,047	19,219
Total revenues	318,579	293,534	649,855	606,001

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	32,881	30,162	65,337	62,262
Salaries and benefits	39,839	34,367	78,652	72,016
Advertising and related costs	13,278	11,898	25,977	24,687
Occupancy costs	8,619	7,939	16,517	15,808
Other operating expenses	20,830	18,492	41,248	38,407
Total domestic Company-owned restaurant expenses	115,447	102,858	227,731	213,180

Domestic commissary and other expenses:
Cost of sales	104,412	103,529	217,250	209,972
Salaries and benefits	9,218	8,651	18,221	17,662
Other operating expenses	13,498	13,084	27,804	26,669
Total domestic commissary and other expenses	127,128	125,264	263,275	254,303

International operating expenses	10,975	8,756	21,367	16,484
General and administrative expenses	31,463	27,617	63,059	56,691
Other general expenses	1,135	1,459	6,809	2,240
Depreciation and amortization	8,104	8,425	16,031	16,737
Total costs and expenses	294,252	274,379	598,272	559,635

Operating income	24,327	19,155	51,583	46,366
Net interest expense	(87)	(88)	(205)	(519)
Income before income taxes	24,240	19,067	51,378	45,847
Income tax expense	8,299	6,014	17,367	15,245
Net income, including noncontrolling interests	15,941	13,053	34,011	30,602
Net income attributable to noncontrolling interests	(1,172)	(929)	(2,498)	(2,051)
Net income, net of noncontrolling interests	$14,769	$12,124	$31,513	$28,551

Basic earnings per common share	$0.62	$0.48	$1.32	$1.12
Earnings per common share - assuming dilution	$0.61	$0.47	$1.30	$1.11

Basic weighted average shares outstanding	23,733	25,464	23,893	25,474
Diluted weighted average shares outstanding	24,112	25,685	24,270	25,713

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 24,	December 25,
	2012	2011
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$33,625	$18,942
Accounts receivable, net	27,693	28,169
Notes receivable, net	4,447	4,221
Inventories	19,695	20,091
Prepaid expenses and other current assets	13,428	13,732
Deferred income taxes	6,240	7,636
Total current assets	105,128	92,791

Property and equipment, net	186,567	185,132
Notes receivable, less current portion, net	10,572	11,502
Goodwill	78,342	75,085
Other assets	26,828	25,872
Total assets	$407,437	$390,382

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,379	$32,966
Income and other taxes payable	4,044	3,969
Accrued expenses and other current liabilities	49,666	44,198
Total current liabilities	86,089	81,133

Deferred revenue	8,592	4,780
Long-term debt	50,000	51,489
Other long-term liabilities	23,638	22,014
Long-term accrued income taxes	3,924	3,597
Deferred income taxes	9,648	9,147
Total liabilities	181,891	172,160

Total stockholders' equity	225,546	218,222
Total liabilities and stockholders' equity	$407,437	$390,382

Note: The balance sheet at December 25, 2011 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 24, 2012	June 26, 2011
	(Unaudited)	(Unaudited)

Operating activities
Net income, including noncontrolling interests	$34,011	$30,602
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	719	(7)
Depreciation and amortization	16,031	16,737
Deferred income taxes	1,946	4,332
Stock-based compensation expense	3,218	3,903
Excess tax benefit on equity awards	(1,471)	(403)
Other	2,480	316
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(75)	(1,167)
Inventories	533	1,819
Prepaid expenses and other current assets	417	(246)
Other assets and liabilities	429	816
Accounts payable	(587)	(1,970)
Income and other taxes payable	75	325
Accrued expenses and other current liabilities	3,297	(1,611)
Long-term accrued income taxes	327	403
Deferred revenue	3,812	(924)
Net cash provided by operating activities	65,162	52,925

Investing activities
Purchase of property and equipment	(15,046)	(12,422)
Loans issued	(1,206)	(1,684)
Repayments of loans issued	1,730	3,920
Acquisitions, net of cash acquired	(5,908)	-
Proceeds from divestitures of restaurants	948	-
Other	(4)	51
Net cash used in investing activities	(19,486)	(10,135)

Financing activities
Net repayments on line of credit facility	(1,489)	(51,000)
Excess tax benefit on equity awards	1,471	403
Tax payments for restricted stock	(822)	(798)
Proceeds from exercise of stock options	10,400	10,663
Acquisition of Company common stock	(38,728)	(26,162)
Distributions to noncontrolling interests	(1,930)	(2,029)
Other	125	42
Net cash used in financing activities	(30,973)	(68,881)

Effect of exchange rate changes on cash and cash equivalents	(20)	82
Change in cash and cash equivalents	14,683	(26,009)
Cash and cash equivalents at beginning of period	18,942	47,829

Cash and cash equivalents at end of period	$33,625	$21,820

CONTACT:
Papa John’s International, Inc.
Lance Tucker, Chief Financial Officer, 502-261-4218